UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2025

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 200-5278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2025, SELLAS Life Sciences Group, Inc. a Delaware corporation (the “Company”), entered into a Warrant Inducement Agreement (the “Inducement Agreement”) with holders (the “Holders”) of certain existing warrants (the “Existing Warrants”) to purchase shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company. Pursuant to the Inducement Agreement, the Holders and the Company agreed that, subject to any applicable beneficial ownership limitations, that the Holders would cash exercise (i) warrants to purchase up to 6,514,658 shares of our Common Stock at an exercise price per share of $1.535, previously issued in March 2024 (the “March Warrants”), and (ii) warrants to purchase up to 15,849,056 shares of Common Stock at an exercise price per share of $1.325, previously issued in August 2024 (the “August Warrants,” and together with the March Warrants, the “Existing Warrants”). The Existing Warrants were exercised at their original issuance exercise price plus $0.125 per share of Common Stock in accordance with the rules and regulations of The Nasdaq Capital Market. The Company will receive aggregate gross proceeds of approximately $31.0 million from the exercise of the Existing Warrants before deducting financial advisory fees and other expenses payable by the Company.

In consideration of the Holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Agreement, the Company agreed to issue to the Holders new warrants (the “Inducement Warrants”) to purchase up to 22,363,714 shares of Common Stock, which is equal to 100% of the number of shares of Common Stock issued upon exercise of the Existing Warrants (the “Inducement Warrant Shares”). The Inducement Warrants are being offered pursuant to a prospectus supplement, dated October 24, 2025 (the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “SEC”), and an accompanying base prospectus that forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-278334), which was previously filed with the SEC on March 28, 2024 and declared effective on May 1, 2024.

The Inducement Warrants will have an exercise price of $2.00 per share, will be exercisable immediately and will expire on the five-year anniversary of their issuance date.

The Company engaged A.G.P./Alliance Global Partners (“A.G.P.”) and Maxim Group LLC (“Maxim”, and together with A.G.P., the “Financial Advisors”) to act as Financial Advisors in connection with the transactions summarized above and will pay the Financial Advisors an aggregate fee equal to 5.75% of the gross proceeds raised in the transaction and reimburse the Financial Advisors for legal expenses incurred in connection with the transaction not to exceed $60,000.

Pursuant to the Inducement Agreement, for a period of 75 days following the date of the Inducement Agreement, the Company may not (i) issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto, except for (a) any prospectus or prospectus supplements, or (b) a registration statement on Form S-8 related to employee benefit plans. These restrictions are subject to customary exceptions for “Exempt Issuances.” Additionally, for a period of 12 months following the date of the Inducement Agreement, the Company is prohibited from effecting or entering into any agreement to effect a Variable Rate Transaction (as defined in the Inducement Agreement), which includes any issuance of securities of the Company or any of its subsidiaries with conversion or exercise prices that vary with the market price of the Company’s common stock, or any equity line of credit or “at-the-market” offering.

The March Warrants and the underlying shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-278337), filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), on March 28, 2024, which was declared effective on May 1, 2024. The August Warrants and the underlying shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-278334), filed with the SEC under the Securities Act on March 28, 2024, which was declared effective on May 1, 2024.

The foregoing descriptions of the Inducement Agreement and the Inducement Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Inducement Agreement and Inducement Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the filing of the Inducement Agreement, the Company is filing as Exhibit 5.1 hereto an opinion of its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., regarding the legality of the Inducement Warrants and the Inducement Warrant Shares.

Item 8.01. Other Events

On October 27, 2025, the Company issued a press release (the “Press Release”) announcing the warrant inducement transaction. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Inducement Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Form of Inducement Agreement
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in exhibit 5.1)
99.1	Press Release, dated October 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	October 27, 2025	By:	/s/ John T. Burns
			Name:	John T. Burns
			Title:	Chief Financial Officer